Exhibit 16


              EXPLANATION OF YIELD AND EFFECTIVE YIELD CALCULATION



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              EXPLANATION OF YIELD AND EFFECTIVE YIELD CALCULATION


The following is an example of the yield calculation for the Phoenix Income and Growth Fund based on a 30 day period ending April 30, 1994.

The yield is computed by dividing the net investment income per share earned during the accounting period by the maximum price per share on the last day of the period, according to the following formula:



                        Yield = 2 [ (a-b/cxd + 1)^6 - 1]


Where     a = dividends and interest earned during the period by the Fund

          b = expenses accrued for the period (net of any reimbursements)

          c = the average daily number of shares outstanding during period that were entitled to receive dividends, and

          d = the maximum offering price per share on the last day of the period


The yield of the Phoenix Income and Growth Fund is computed as follows:

     Class A Shares


       Yield = 2 [(2,667,615-497,012/56,285,644x9.80) + 1)^6 - 1] = 4.77%



     Class B Shares


       Yield = 2 [(1,901,137-585,028/39,909,668x9.32) + 1)^6 - 1] = 4.28%